Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2019 Results

NEW YORK, NY, October 30, 2019 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter ended September 30, 2019.

Financial Results(1)(2)

•
Generated net income of $56.7 million, or $0.45 per diluted share, for the quarter compared to net income of $26.9 million, or $0.21 per diluted share, for the third quarter of 2018 and $112.7 million, or $0.89 per diluted share, for the nine months ended September 30, 2019 compared to $109.7 million, or $0.86 per diluted share, for the nine months ended September 30, 2018.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $38.2 million, or $0.30 per share, for the quarter compared to $46.3 million, or $0.37 per share, for the third quarter of 2018 and $132.4 million, or $1.05 per share, for the nine months ended September 30, 2019 compared to $130.0 million, or $1.03 per share, for the nine months ended September 30, 2018.

•
Generated FFO as Adjusted of $36.5 million, or $0.29 per share, for the quarter compared to $41.9 million, or $0.33 per share, for the third quarter of 2018 and $111.1 million, or $0.88 per share, for the nine months ended September 30, 2019 compared to $124.7 million, or $0.98 per share, for the nine months ended September 30, 2018.

Operating Results(1)(3)

•
Reported a decline in same-property cash Net Operating Income ("NOI") including properties in redevelopment of 1.8% compared to the third quarter of 2018 and a decline of 0.6% compared to the nine months ended September 30, 2018. Excluding the impact of anchor bankruptcies, same-property cash NOI including properties in redevelopment for the quarter and for the nine months ended September 30, 2019 would have increased by 1.6% and 3.7%, respectively.

•
Reported a decline in same-property cash NOI excluding properties in redevelopment of 2.7% compared to the third quarter of 2018 and of 1.9% compared to the nine months ended September 30, 2018. Excluding the impact of anchor bankruptcies, same-property cash NOI excluding properties in redevelopment would have increased by 0.4% for the quarter and by 2.2% for the nine months ended September 30, 2019.

•
Reported same-property portfolio occupancy of 93.2%, an increase of 50 basis points compared to June 30, 2019 and a decrease of 270 basis points compared to September 30, 2018, primarily due to anchor bankruptcies.

•	Reported consolidated portfolio occupancy of 92.6%, an increase of 50 basis points compared to June 30, 2019 and a decrease of 260 basis points compared to September 30, 2018.

•
Executed 30 new leases, renewals and options totaling 401,000 square feet ("sf") during the quarter. Same-space leases totaled 400,000 sf and generated average rent spreads of 14.2% on a GAAP basis and 9.4% on a cash basis.

“We have made considerable progress on our anchor releasing efforts upgrading the quality of our portfolio with more vibrant retailers,” said Jeff Olson, Chairman and CEO.  “We are pleased with the strides being made across our platform which we expect will lead to meaningful improvements in occupancy, same-property NOI and earnings growth going forward.”
Development and Redevelopment
The Company completed five redevelopment projects with total estimated costs of $80.4 million during the third quarter:

•	Bergen Town Center in Paramus, NJ - expanded center with the addition of Burlington and added new restaurants including Ruth's Chris, Cava Grill, Sticky's Finger Joint and Chopt

•	West Branch Commons in Union, NJ - Burlington replaced former Toys “R” Us

•	Amherst Commons in Amherst, NY - Burlington replaced former Toys “R” Us

•	Briarcliff Commons in Morris Plains, NJ - Renovated façade and added Chick-fil-A and First Watch

The Company has $42.5 million of active redevelopment projects under way, which are expected to generate a 9% unleveraged yield. Approximately $8.3 million of that amount remains to be funded.

The Company is advancing its plans to redevelop and further densify its flagship assets, which include Bergen Town Center, Bruckner Commons, Hudson Mall, and Yonkers Gateway Center.

Anchor Leasing
As of the beginning of the year, the Company had 12 large anchor vacancies (>30,000 sf) accounting for approximately 710,000 sf of gross leasable area with a market rent of approximately $18 million a year. Significant progress has been made in addressing these vacancies:

•
The Company has executed leases on four of these vacancies, including two since the last quarter. Recently signed leases include LA Fitness at Shops at Bruckner and Fun City at Salem. The four executed leases will generate approximately $4.6 million in annual rent, approximately 50% of which commenced at the end of the third quarter of 2019.

•
On seven of these vacancies, the Company is in active negotiations with grocers, discounters, entertainment concepts and industrial users. The Company expects to sign leases with several of these operators soon with the remaining leases expected to be completed in the first half of 2020. The remaining vacancy at Bruckner Commons in the Bronx, NY will likely be incorporated into a larger scale redevelopment.

Acquisition and Disposition Activity
The Company is under contract to purchase three assets with a total consideration of $38 million. One asset is located in the Boston metropolitan area and two assets are adjacent to our existing property, Bergen Town Center. The acquisitions are expected to be executed via 1031 exchanges and funded using proceeds from dispositions.

Year-to-date, the Company has sold nine non-core properties for $127 million, including seven properties for $92 million during the quarter. The Company has three properties under contract to sell for approximately $60 million. The weighted average cap rate on properties sold or under contract to sell is approximately 7.4%.

Balance Sheet Highlights at September 30, 2019(1)(4)(5)

•	Total market capitalization of approximately $4.1 billion, comprised of 127.0 million fully-diluted common shares valued at $2.5 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 25%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 4.8x.

•	$536.3 million of cash and cash equivalents, including restricted cash.

Financing and Investing Activities
During the quarter, the Company amended its $600 million revolving credit facility, extending the maturity date from March 2021 to January 2024 with two six-month extension options. The amended facility contains terms and conditions materially consistent with the prior agreement except that borrowing rates are generally lower by 5 basis points depending on the Company's leverage level. No amounts have been drawn on the credit facility.

In August, the Company received requests from certain OP unitholders(6) to redeem 357,998 OP Units. The Company elected to satisfy these redemptions by repurchasing the OP Units at a price of $16.70 per OP unit, resulting in total cash consideration of $6.0 million.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended September 30, 2019.
(3) Refer to page 9 for a reconciliation of net income to Cash NOI and Same-Property Cash NOI for the quarter ended September 30, 2019.
(4) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended September 30, 2019.
(5) Net debt as of September 30, 2019 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $536.3 million.
(6) OP unitholders refer to holders of limited partnership interests ("OP Units") in Urban Edge Properties LP, the Company's operating partnership.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses cash NOI margin, calculated as cash NOI divided by total revenue, which the Company believes is useful to investors for similar reasons.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 73 properties for the three months ended September 30, 2019 and 2018 and 72 properties for the nine months ended September 30, 2019 and 2018. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash

NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of September 30, 2019, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared totaling 73 properties for the three months ended September 30, 2019 and 2018 and 72 properties for the nine months ended September 30, 2019 and 2018. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 78 properties totaling 15.0 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; These factors include, among others, the impact of e-commerce; the loss of or bankruptcy of major tenants; general economic conditions and changes in the real estate market in particular; adverse economic conditions in the areas in which our properties are located; natural disasters; potentially higher costs related to our development, redevelopment and anchor repositioning projects, and our ability to lease these projects at projected rates; competition for acquisitions; the loss of key personnel; the availability of financing and changes in, and compliance with, tax law and REIT qualifications. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
ASSETS
Real estate, at cost:
Land	$500,411	$525,819
Buildings and improvements	2,169,835	2,156,113
Construction in progress	43,671	80,385
Furniture, fixtures and equipment	7,315	6,675
Total	2,721,232	2,768,992
Accumulated depreciation and amortization	(662,713)	(645,872)
Real estate, net	2,058,519	2,123,120
Right-of-use assets	83,523	—
Cash and cash equivalents	441,561	440,430
Restricted cash	94,785	17,092
Tenant and other receivables, net of allowance for doubtful accounts of $6,486 as of December 31, 2018	27,240	28,563
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $134 as of December 31, 2018	75,418	84,903
Identified intangible assets, net of accumulated amortization of $30,214 and $39,526, respectively	49,527	68,422
Deferred leasing costs, net of accumulated amortization of $16,326 and $16,826, respectively	20,263	21,277
Deferred financing costs, net of accumulated amortization of $3,543 and $2,764, respectively	4,093	2,219
Prepaid expenses and other assets	18,949	12,968
Total assets	$2,873,878	$2,798,994

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,547,486	$1,550,242
Lease liabilities	81,428	—
Accounts payable, accrued expenses and other liabilities	80,161	98,517
Identified intangible liabilities, net of accumulated amortization of $68,483 and $65,058, respectively	129,090	144,258
Total liabilities	1,838,165	1,793,017
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 121,223,353 and 114,345,565 shares issued and outstanding, respectively	1,212	1,143
Additional paid-in capital	1,016,054	956,420
Accumulated deficit	(29,217)	(52,857)
Noncontrolling interests:
Operating partnership	47,239	100,822
Consolidated subsidiaries	425	449
Total equity	1,035,713	1,005,977
Total liabilities and equity	$2,873,878	$2,798,994

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUE
Rental revenue	$90,769	$111,733	$289,565	$310,895
Management and development fees	280	375	940	1,064
Other income	194	106	1,217	1,278
Total revenue	91,243	112,214	291,722	313,237
EXPENSES
Depreciation and amortization	21,496	21,833	65,893	73,544
Real estate taxes	14,490	16,374	45,188	47,736
Property operating	14,075	22,328	45,552	61,996
General and administrative	8,353	9,702	28,943	25,579
Casualty and impairment loss (gain), net	—	58	9,070	(1,248)
Lease expense	3,486	2,722	11,037	8,210
Total expenses	61,900	73,017	205,683	215,817
Gain on sale of real estate	39,716	2,185	68,219	52,625
Gain on sale of lease	1,849	—	1,849	—
Interest income	2,706	2,388	7,670	5,943
Interest and debt expense	(16,861)	(16,756)	(49,869)	(48,059)
Gain on extinguishment of debt	—	—	—	2,524
Income before income taxes	56,753	27,014	113,908	110,453
Income tax expense	(53)	(115)	(1,249)	(741)
Net income	56,700	26,899	112,659	109,712
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(2,662)	(2,688)	(6,535)	(11,041)
Consolidated subsidiaries	2	(11)	24	(34)
Net income attributable to common shareholders	$54,040	$24,200	$106,148	$98,637

Earnings per common share - Basic:	$0.45	$0.21	$0.89	$0.87
Earnings per common share - Diluted:	$0.45	$0.21	$0.89	$0.86
Weighted average shares outstanding - Basic	121,087	113,890	119,259	113,769
Weighted average shares outstanding - Diluted	121,183	114,156	126,489	114,236

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$56,700	$26,899	$112,659	$109,712
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(2,662)	(2,688)	(6,535)	(11,041)
Consolidated subsidiaries	2	(11)	24	(34)
Net income attributable to common shareholders	54,040	24,200	106,148	98,637
Adjustments:
Rental property depreciation and amortization	21,262	21,639	65,233	72,969
Gain on sale of real estate	(39,716)	(2,185)	(68,219)	(52,625)
Real estate impairment loss	—	—	22,653	—
Limited partnership interests in operating partnership	2,662	2,688	6,535	11,041
FFO Applicable to diluted common shareholders	38,248	46,342	132,350	130,022
FFO per diluted common share(1)	0.30	0.37	1.05	1.03
Adjustments to FFO:
Gain on sale of lease(2)	(1,849)	—	(1,849)	—
Tenant bankruptcy settlement income	(63)	(27)	(925)	(305)
Transaction, severance and other expenses	167	560	951	560
Casualty gain, net(3)	—	(3)	(13,583)	(691)
Impact from tenant bankruptcies(4)	—	(6,956)	(7,366)	(5,081)
Tax impact from Hurricane Maria	—	3	1,111	229
Executive transition costs	—	1,932	375	1,932
Environmental remediation costs	—	—	—	584
Gain on extinguishment of debt	—	—	—	(2,524)
FFO as Adjusted applicable to diluted common shareholders	$36,503	$41,851	$111,064	$124,726
FFO as Adjusted per diluted common share(1)	$0.29	$0.33	$0.88	$0.98

Weighted Average diluted common shares(1)	126,374	126,709	126,490	126,644
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and nine months ended September 30, 2019 and September 30, 2018, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amount for the three and nine months ended September 30, 2019 reflects a gain on the sale of our ground lease in Tysons Corner, VA.
(3) Amount for the nine months ended September 30, 2019 reflects insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and tornado damage at our shopping center in Wilkes-Barre, PA.
(4) Amount for the nine months ended September 30, 2019 reflects a write-off of the below-market intangible liability connected with the rejection of our Kmart lease in Huntington, NY.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and nine months ended September 30, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$56,700	$26,899	$112,659	$109,712
Management and development fee income from non-owned properties	(280)	(375)	(940)	(1,064)
Other expense (income)	251	(46)	799	(119)
Depreciation and amortization	21,496	21,833	65,893	73,544
General and administrative expense	8,353	9,702	28,943	25,579
Casualty and impairment loss (gain), net(1)	—	58	9,070	(1,248)
Gain on sale of real estate	(39,716)	(2,185)	(68,219)	(52,625)
Gain on sale of lease	(1,849)	—	(1,849)	—
Interest income	(2,706)	(2,388)	(7,670)	(5,943)
Interest and debt expense	16,861	16,756	49,869	48,059
Gain on extinguishment of debt	—	—	—	(2,524)
Income tax expense	53	115	1,249	741
Non-cash revenue and expenses	(1,790)	(19,514)	(12,953)	(28,595)
Cash NOI	57,373	50,855	176,851	165,517
Adjustments:
Non-same property cash NOI(2)	(4,855)	(6,901)	(24,412)	(27,194)
Tenant bankruptcy settlement income and lease termination income	(374)	(27)	(1,553)	(1,004)
Lease termination payment	—	9,500	—	15,500
Natural disaster related operating loss	—	(6)	—	172
Construction rental abatement	—	164	—	164
Environmental remediation costs	—	—	—	584
Same-property cash NOI(3)	$52,144	$53,585	$150,886	$153,739
Cash NOI related to properties being redeveloped	3,415	2,992	17,041	15,162
Same-property cash NOI including properties in redevelopment(3)	$55,559	$56,577	$167,927	$168,901
(1) The nine months ended September 30, 2019 reflect real estate impairment losses, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA. The nine months ended September 30, 2018 reflect hurricane-related insurance proceeds net of expenses.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) The results for the three and nine months ended September 30, 2019 and 2018 were negatively impacted by store closures from anchor bankruptcies. Excluding the impact of the bankruptcies of Toys “R” Us, National Wholesale Liquidators, Fallas and Sears (Kmart), same-property cash NOI would have increased by 0.4% for the three months ended September 30, 2019 and by 2.2% for the nine months ended September 30, 2019, and same-property cash NOI including properties in redevelopment would have increased by 1.6% for the three months ended September 30, 2019 and by 3.7% for the nine months ended September 30, 2019:

	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
	2019	2018		2019	2018
Same-property cash NOI	$52,144	$53,585	(2.7)%	$150,886	$153,739	(1.9)%
Cash NOI lost due to anchor bankruptcies	3,212	1,566		8,698	2,344
Same-property cash NOI including item above	55,356	55,151	0.4%	159,584	156,083	2.2%
Cash NOI related to properties being redeveloped	3,415	2,992		17,041	15,162
Cash NOI lost due to anchor bankruptcies at properties being redeveloped	274	(17)		907	22
Same-property cash NOI including properties in redevelopment and including item above	$59,045	$58,126	1.6%	$177,532	$171,267	3.7%

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$56,700	$26,899	$112,659	$109,712
Depreciation and amortization	21,496	21,833	65,893	73,544
Interest and debt expense	16,861	16,756	49,869	48,059
Income tax expense	53	115	1,249	741
Gain on sale of real estate	(39,716)	(2,185)	(68,219)	(52,625)
Real estate impairment loss	—	—	22,653	—
EBITDAre	55,394	63,418	184,104	179,431
Adjustments for Adjusted EBITDAre:
Gain on sale of lease(1)	(1,849)	—	(1,849)	—
Tenant bankruptcy settlement income	(63)	(27)	(925)	(305)
Transaction, severance and other expenses	167	560	951	560
Casualty gain, net(1)	—	(3)	(13,583)	(691)
Impact from tenant bankruptcies(1)	—	(6,956)	(7,366)	(5,081)
Executive transition costs	—	1,932	375	1,932
Environmental remediation costs	—	—	—	584
Gain on extinguishment of debt	—	—	—	(2,524)
Adjusted EBITDAre	$53,649	$58,924	$161,707	$173,906
(1) Refer to footnotes on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in these line items.